                                 EXHIBIT (1)(a)
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                       RESOLUTION OF BOARD OF DIRECTORS OF
                       TRANSAMERICA LIFE INSURANCE COMPANY

                                  CERTIFICATION
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         I, Sara L. Haas, being the duly constituted Assistant Secretary of Transamerica Life Insurance Company, a corporation organized under the laws of Iowa, hereby certify that the following is a true and correct copy of a resolution duly adopted by the Board of Directors of the Company by Written Consent dated July 10, 2001, and that said resolution is still in full force and effect:

         RESOLVED, that the officers of the Company be and they hereby are authorized to establish the "Separate Account VA L", a separate account for the purpose of selling approved variable insurance contracts;

         BE IT FURTHER RESOLVED, that the officers of this company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any statement and amendments thereto with the Securities and Exchange Commission, execution of any and all required underwriting agreements, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all other documents that may be required by any Federal, state or local regulatory agency in order to operate the separate account.



         Dated this 19th day of September, 2001.
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                                                     BY:   /s/ Sara L. Haas
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                                                              Sara L. Haas